Exhibit 5.1

[Letterhead of Bennett Jones LLP]

December 28, 2015

Westport Innovations Inc.

Suite 101, 1750 West 75th Avenue

Vancouver, BC V6P 6G2

Dear Sirs/Mesdames:

Re:	Westport Innovations Inc.

We have acted as Canadian counsel to Westport Innovations Inc. (the “Corporation”) in connection with the proposed merger (the “Merger”) between Whitehorse Merger Sub Inc. (“Merger Sub”), a wholly-owned subsidiary of the Corporation, and Fuel Systems Solutions, Inc. (“Fuel Systems”) pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) between the Corporation, Merger Sub and Fuel Systems dated September 1, 2015. In connection with the Merger, all of the outstanding shares of common stock, par value U.S.$0.001, of Fuel Systems (the “Fuel Systems Common Stock”) will be exchanged for common shares of Westport. Pursuant to the Merger Agreement, each outstanding share of Fuel Systems Common Stock will be converted into the right to receive 2.129 common shares of Westport (“Westport Shares”), subject to certain potential adjustments.

We provide this opinion in connection with the registration of the Westport Shares under the Registration Statement on Form F-4 (the “Registration Statement”) filed by the Corporation on the date hereof with the United States Securities and Exchange Commission (the “SEC”) pursuant to the United States Securities Act of 1933, as amended (the “Act”).

A.	Scope of Review

We have examined the Registration Statement and the Merger Agreement, which has been filed with the SEC as an exhibit to the Registration Statement. We have also examined such public and corporate records, certificates and other documents and conducted such other examinations and considered such questions of law as we have considered relevant and necessary as a basis for the opinion hereinafter set forth.

B.	Assumptions and Reliance

For the purposes of this letter and the opinion expressed herein, we have assumed: (i) the genuineness of all signatures; (ii) the legal capacity of all natural persons; (iii) the accuracy and completeness of the records maintained by all public offices where we have searched or enquired or have caused searches or enquiries to be conducted, as the case may be; and (iv) the authenticity of all corporate records, documents, instruments and certificates submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, notarial, true, facsimile or photostatic copies, the authenticity of the originals of such copies and the veracity and completeness of the information contained therein. Although we have not performed an independent check or verification of all of the facts set out in such records, documents, instruments and certificates, nothing has come to our attention that leads us to believe that such records, documents instruments and certificates are incorrect.

In expressing our opinion herein, we have relied upon a certified copy of the resolutions of the board of directors of the Corporation approved at a meeting held on August 31, 2015.

C.	Applicable Law

We are solicitors qualified to practice law in the province of Alberta and we express no opinion as to any laws or any matters governed by any laws other than the laws of Alberta and the federal laws of Canada applicable in Alberta, as in effect on the date hereof.

D.	Opinion

Based upon the foregoing, and subject to the qualifications expressed herein, we are of the opinion that the Westport Shares, upon issuance and receipt by the Corporation of the consideration therefor in the manner set out in the Merger Agreement, will be validly issued as fully paid and non-assessable shares in the capital of the Corporation.

E.	Qualifications

The opinion expressed herein is given as of the date hereof and is based upon facts in existence and laws in effect as of the date hereof. We specifically disclaim any obligation and make no undertaking to supplement our opinion herein as changes in the law occur or facts come to our attention that could affect such opinion, or otherwise advise any person of any change in law or fact which may come to our attention after the date hereof.

This letter, and the opinion expressed herein, is being furnished solely in connection with the filing of the Registration Statement and may not be relied upon or used for any other purpose, nor may it be quoted, circulated or published, in whole or in part, or otherwise referred to, filed with or furnished to any other person or entity, without our express prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and for no other purpose. In giving this consent, we do not thereby admit that we are included in the category of person whose consent is required by the Act or the rules and regulations promulgated thereunder.

Yours truly,

/s/ Bennett Jones LLP